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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                 CURRENT REPORT



                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



      Date of Report (date of earliest event Reported)     June 10, 1996




                         THE COLUMBIA GAS SYSTEM, INC.
              (Exact name of registrant as specified in its charter)


             Delaware                  1-1098              13--1594808
   ----------------------------   -----------------     -------------------
   (State of other jurisdiction     (Commission            (IRS Employer
          of incorporation)         File Number)         Identification No.)


                20 Montchanin Road, Wilmington, Delaware 19807
                ----------------------------------------------
                   (Address of principal executive offices)


        Registrant's telephone number, including area code (302) 429-5000
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Item 5.  Other Events

   Information contained in a News Release dated June 7, 1996, is incorporated herein by reference.
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                                   SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                The Columbia Gas System, Inc.
                                                -----------------------------
                                                         (Registrant)




                                               By     /s/ J. W. Grossman
                                                 ----------------------------
                                                       Vice President &
                                                          Controller

Date: June 10, 1996


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                           Contacts: Media  - -  Kelly Merritt (304) 357-2283
                                      Analysts - -  Tom Hughes (302) 429-5363


FOR IMMEDIATE RELEASE                                            June 7, 1996


                     COLUMBIA GAS TRANSMISSION FILES AMENDMENT
                                TO MARKET EXPANSION

     CHARLESTON, W.VA. -- Columbia Gas Transmission Corp. today filed an amendment to its market expansion proposal that will reduce the project's cost while maintaining the same service to customers.

     In a filing with the Federal Energy Regulatory Commission, the interstate pipeline unit of The Columbia Gas System, Inc., (NYSE: CG) announced an arrangement under which Texas Eastern Transmission Corp. will increase capacity on its Pennsylvania pipeline system and lease the new capacity to Columbia Transmission. The agreement eliminates the need for approximately $80 million of facilities Columbia Transmission had proposed to build in Pennsylvania.

     "This strategic arrangement benefits everyone," said Catherine Abbott, CEO of Columbia Transmission. "Our customers win because this amendment reduces the cost of the project, thus minimizing its already low impact on rates. Columbia Transmission wins because the lower cost makes us more competitive while maintaining the same level of service to customers. Texas Eastern will benefit from the increased throughput on its system."

     In February, Columbia Transmission filed for FERC approval of a $350 million expansion project to supply additional firm storage and transportation services to 23 customers. These customers signed 15-year agreements under which Columbia Transmission will provide 507,000 dekatherms per day of additional firm storage and transportation services phased in over a three-year period beginning in November 1997.


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                                - 2 -


     The amendment enables Columbia Transmission to reduce its proposed construction by 45.5 miles of pipeline and 14,130 horsepower of compression, all in Pennsylvania. The company still plans to enhance its storage operations, construct about 42 miles of pipeline and add approximately 46,000 horsepower of compression and related facilities in Ohio, Pennsylvania, Virginia and West Virginia.

     In place of the Columbia Transmission facilities, Texas Eastern will construct 26.2 miles of pipeline loop and install 19,400 horsepower of compression. The facilities will increase capacity on Texas Eastern's pipeline system through southern Pennsylvania by 141,500 dekatherms per day. That firm capacity will be leased to Columbia Transmission for the equivalent term of Columbia Transmission's agreements with its expansion customers. Due to the nature of Texas Eastern's facility construction, its costs are expected to be significantly lower than the cost of facilities originally contemplated by Columbia Transmission.

     Columbia Transmission is seeking to roll into existing rates the cost of the expansion project. As originally proposed, the impact on customers' existing rates would have been only about 1 percent to 2.5 percent, well below the 5 percent threshold level recently established by FERC for new projects. Columbia Transmission said the amendment reduces the rolled-in rate impact even further.

     Columbia Transmission is the principal interstate pipeline subsidiary of The Columbia Gas System, Inc., operating 19,000 miles of natural gas pipeline, serving customers in 15 states with a menu of natural gas storage and transportation services. Information about The Columbia Gas System, Inc., and its operating units is available on the World Wide Web at http://www.columbiaenergy.com.


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